Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

(900 Enchanted Way, Simi Valley, CA 93065)

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”), dated for reference purposes as of December 1, 2013, is entered into by and between HILLSIDE III LLC, a California Limited Liability Company as Lessor, and AEROVIRONMENT, INC, a Delaware Corporation, as Lessee with reference to the following:.

Recitals

A.                                    Lessor and Lessee have entered into that certain AIR Commercial Real Estate Association Standard Industrial/Commercial Single Tenant Lease — Net, dated March 1, 2008, as addended (the “Lease”) for that certain real property commonly known as 900 Enchanted Way, Simi Valley, CA 93065, more particularly described therein.  Each initially capitalized term not defined in this Amendment shall have the meaning ascribed to such term in the Lease.  Each sectional reference below shall mean and refer to the applicable paragraph of the Lease.

B.                                    Lessor and Lessee desire and intend to amend the Lease on the terms and conditions set forth hereinbelow.

NOW, THEREFORE, in consideration of the terms and provisions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby amend the Lease as follows:

1.  Term.  Paragraph 1.3 is hereby amended to provide that the Term of the Lease is extended for six and one-half (6.5) years, commencing on December 1, 2013 and expiring on May 31, 2020 (the “Expiration Date”).

2.  Base Rent.  Lessee agrees to pay Base Rent for the Premises during the extended term of the Lease, in advance, at such places as may be designated from time-to-time by Lessor, without deduction or offset, in the following amounts:

(i)                                     From DECEMBER 1, 2013 through NOVEMBER 30, 2015: monthly installments of $56,321.00, together with such other assessments, additions and pass-throughs as are set forth in the Lease;

(ii)                                From DECEMBER 1, 2015 through NOVEMBER 30, 2017: monthly installments of $58,856.00, together with such other assessments, additions and pass-throughs as are set forth in the Lease;

(iii)                            From DECEMBER 1, 2017 through NOVEMBER 30, 2019: monthly installments of $61,505.00, together with such other assessments, additions and pass-throughs as are set forth in the Lease; and

(iv)                             From DECEMBER 1, 2019 THROUGH MAY 31, 2020: monthly installments of $64,272.00,  together with such other assessments, additions and pass-throughs as are set forth in the Lease.

3.  Base Rent Partial Abatement.  Provided Lessee shall not be in material default of the Lease, after any applicable notice and cure periods, immediately prior to or during any Base Rent partial abatement period, as provided below, the Base Rent payable by Lessee to Lessor for the Premises, as provided in Paragraph 2 of this Amendment above, shall be partially abated to the extent provided and during the periods provided in that certain Rental Concession Agreeement attached hereto.

4.  Security Deposit.  Lessor and Lessee acknowledge and agree that Lessor holds the sum of ZERO and no/100 ($0.00) Dollars as Security Deposit previously received pursuant to Paragraph 5 of the Lease and Lessor shall have no liability to Lessee for the return of any Security Deposit to Lessee upon the expiration or termination of the Lease.

5. Maintenance and Repairs.  Paragraph 7 is hereby amended to provide that Lessee shall be obligated to manage and contract directly for services related to Lessee’s obligations to maintain the Premises, including, but not limited to, all utilities and janitorial service.  Lessor shall be responsible, at Lessor’s sole cost and expense, for that portion of roof replacement and future roof repair cost which exceeds $1,000 per occurrence, per building. Lessee shall be responsible, at Lessee’s sole cost and expense, for the first $1,000 of roof replacement and future roof repair cost not payable by Lessor above.  A roof assessment of the Premises shall be performed by a licensed roofing contractor.  All roofing replacement and/or repair work shall be performed to applicable governmental code requirements, within one hundred and twenty (120) days of lease execution weather permitting.

6. Tax Protest.  During the lease term, Lessee shall be entitled, at its election, to file a protest with the Ventura County Tax Assessor’s Office to reduce the real property taxes to reflect the current valuation of the Property.

7. Exterior Windows and Doors.  Prior to January 31st, 2014, subject to such extension of additional time as may be required due to weather, Lessor, at Lessor’s sole cost and expense, shall repair and re-seal all exterior windows and doors of the Premises in a workman-like and professional manner, as may be required.  Lessee shall maintain all exterior windows and doors of the Premises throughout Term of the Lease.

8. HVAC.  Lessor and Lessee agree that, within a commercially reasonable time, upon mutual agreement of Lessor and Lessee, the HVAC units of the Premises that have exceeded their useful life and any other HVAC major components (such as compressors, fans, etc.) that fail, for reasons other than failure of Lessee to maintain such HVAC major components, during the extended Term of the Lease (collectively, the “HVAC Work”) shall be repaired or replaced, as may be required, subject to the cost allocation provided below.  Lessee shall not perform any of the HVAC Work without Lessor’s prior approval of the work to be done and the estimated cost of such work  The cost of such HVAC Work shall be borne 50% by Lessor and 50% by Lessee and Lessee’s share of such cost shall be payable by Lessee upon demand by Lessor.  In lieu of paying to Lessor its 50% share of the cost of the HVAC work, Lessee shall be entitled to apply its Base Rent partial abatement or any portion thereof during the twelfth (12th) through the sixteenth (16th) months of the Term of this Lease, as provided in Paragraph 3 of this Amendment above and the attached Rental Concession Agreement, to satisfy its obligation for its share of such HVAC Work and, in the event of such election by Lessee, the amount of such Base Rent partial abatement shall be reduced by the amount of Lessee’s share of the HVAC Work so applied (Base rent is not increased and remains the same. Lessee is just not entitled to offset cost of HVAC work as rent concession since Lessee did not pay).  Notwithstanding the foregoing, Lessee shall maintain all HVAC units and HVAC major components during the Term through a service contract with Lessor’s approved HVAC vendor.

9.  Parking Area.  Lessor shall, within twelve months of lease execution weather permitting (such work to be done during daylight savings time) slurry coat and restripe the parking areas of the Property, at Lessor’s sole cost and expense, on non-work days (Saturdays and Sundays).

10. Rental Refund Payment.  Promptly after mutual execution of this Amendment, Lessor agrees to refund to Lessee Base Rent paid by Lessee for the Premises during 2013 in the amount of $106,670.00.

11. Option to Extend Term.  Lessee shall have one (1) option to extend the Term for sixty (60) months on the terms and subject to the conditions provided in the attached Option to Renew.

12. Street Privatization.  Lessor agrees to cooperate with the City of Simi Valley with respect to the privatization of Enchanted Way/Flower Glen Street.  Lessee shall be responsible for obtaining all approvals and permits necessary for such privatization, at Lessee’s sole cost and expense.  If Enchanted Way/Flower Glen Street are successfully privatized, Lessee shall be responsible for all maintenance of such privatized street(s), at Lessee’s sole cost and expense during the lease term.

13. Non-Disturbance Agreement.  Lessor and Lessee acknowledge their respective rights and obligations under Paragraph 30.3 regarding Non-Disturbance Agreements

14.  Warranty.  Lessor and Lessee each warrant and represent to the other that the representing party is not aware of any present and outstanding violations, defaults or breaches of the Lease by the other party, and each representing party has no known claims or offsets of any kind or nature against the other party, except as follows as of the date of this Amendment: (i) Lessee’s first installment of 2013-1014 real property taxes for the Premises have not been paid.

15.  Lease Continues in Full Force and Effect.  Except as set forth in this Amendment, the Lease, as amended hereby, remains unmodified and continues in full force and effect in accordance with its terms.

16.  Successor and Assigns.  This Amendment shall be binding on Lessor’s and Lessee’s successors and assigns.

17.  Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Lessor and Lessee have executed this First Amendment as of the day and year first above written.

LESSOR:		LESSEE:
HILLSIDE III LLC		AEROVIRONMENT, INC.
A California Limited Liability Company		A Delaware Corporation
MID VALLEY PROPERTIES,
Managing Agent

By:	/s/ Margaret Kestly
	Margaret Kestly, Authorized Agent	BY:	/s/ Cathleen S. Cline
CATHLEEN S. CLINE
VP, ADMIN

RENT CONCESSION AGREEMENT

This document shall set-forth the agreement of HILLSIDE III LLC, a California Liability Company Lessor, and AEROVIRONMENT, INC., a Delaware Corporation, Lessee concerning the Rent Concessions offered to Lessee in connection with that certain Lease dated DECEMBER 1st, 2013 by and between Lessor and Lessee for the premises located at: 900 ENCHANTED WAY City of SIMI VALLEY, State of California (the “Lease”).

AS MATERIAL CONSIDERATION for the Rent Concession set-forth herein is Lessee’s agreement to lease the Premises on the terms and provisions of the Lease for the entire Lease term.  Lessee acknowledges that the Free Rent as set-forth below (herein called “Rent Concession”) is a concession given to Lessee for leasing the Premises for the term stated in the First Amendment to Lease Agreement.  In the event Lessee becomes in default of any material Lease provision at any time during the Lease term and has not cured such default within the applicable Notice and Cure periods in the lease, Lessor and Lessee agree that:  (a) in addition to any other remedy available to Lessor, Lessor shall be entitled to recover from Lessee the unamortized rental amount of any received Rental Concessions taken by Lessee prior to such default date, (b) Lessee agrees to pay such amount to Lessor with the next rental payment.  Lessee shall be entitled to the Free Rent and/or Rent Concession(s) provided below for the applicable period of time referenced below:

DECEMBER 1, 2013 THROUGH DECEMBER 31, 2013	$28,160.50
JANUARY 1, 2014 THROUGH JANUARY 31, 2014	$56,321.00
FEBRUARY 1, 2014 THROUGH FEBRUARY 28, 2014	$56,321.00
MARCH 1, 2014 THROUGH MARCH 31, 2014	$56,321.00
APRIL 1, 2014 THROUGH APRIL 30, 2014	$28,160.50
MAY 1, 2014 THROUGH MAY 31, 2014	$28,160.50
JUNE 1, 2014 THROUGH JUNE 30, 2014	$28,160.50
NOVEMBER 1, 2014 THROUGH NOVEMBER 30, 2014	$28,160.50
DECEMBER 1, 2014 THROUGH DECEMBER 31, 2014	$28,160.50
JANUARY 1, 2015 THROUGH JANUARY 31, 2015	$28,160.50
FEBRUARY 1, 2015 THROUGH FEBRUARY 28, 2015	$28,160.50
MARCH 1, 2015 THROUGH MARCH 31, 2015	$28,160.50

No NNN as defined in the Lease shall be abated by the Rent Concession.

Rent Concession(s) referenced above equal a fair rental value in a sum as determined at the time the Rent Concession commences.

THIS DOCUMENT shall not be deemed binding upon Lessor unless and until it is executed by Lessor and a copy delivered to Lessee.

Dated this 18 day of December, 2013.

LESSOR:		LESSEE:
HILLSIDE III LLC,
A California Limited Liability Company		AEROVIRONMENT, INC.
By MID VALLEY PROPERTIES,		A Delaware Corporation
Managing Agent

BY:	/s/ Margaret M. Kestly	BY:	/s/ Cathleen S. Cline
	Margaret M. Kestly, Authorized Agent		CATHLEEN S. CLINE
VP, ADMIN

OPTION TO RENEW

Tenant is granted one option to extend the lease for a period of Five (5) years commencing immediately after the expiration of the basic lease term.  It shall be the obligation of the tenant to notify the Landlord of its intention to exercise its option to renew within the period between 270 days and 360 days prior to the day that the current lease expires.  The notification of the intent to exercise its option shall be sent by tenant in writing by U.S. mail certified, overnight courier delivery or registered with return receipt requested.

The commencement rent for the first month of the option period shall be equal to comparable market rent for a similar building located within a ten-mile radius of the lease property giving consideration to all concessions, tenant improvement allowance and rental abatement for a non-renewal and non-sublease space.  In analyzing the comparable building properties, the parties may take into account all factors including ceiling height, parking ratio, loading docks, loading doors and height/size of those doors, HVAC, office build out, electrical power and distribution, skylights, yard space, the general location and the view from inside the building.

Upon receipt within the time period spelled out above and the tenant’s exercise of its option to extend said lease both parties will meet and confer in an attempt to arrive at the beginning rent during the option period.  If the parties are not able to agree on the option period rent, each party shall designate a licensed real estate broker who has dealt with industrial property in the Simi Valley for not less than 5 years from the date of his appointment, and is at that time employed by an established real estate brokerage firm.  If both brokers are unable to agree on the reasonable commencement rent for the option period, then both brokers will attempt to designate a third broker with qualifications at least as stringent as those required of the original brokers. Said third broker shall be given all of the material used by the original brokers to base their reasonable market value, and said broker shall make his own investigation.  The third broker then shall select the opinion of one broker as the most correct value, and the value selected by said third broker shall be binding upon the parties.

If two original brokers cannot agree on a third broker, or if the third broker is unacceptable to the parties as defined herein, then either party may request that the presiding judge of the Superior Court of the County of Ventura select a commercial real estate broker from the list usually kept by said presiding judge, and said appointed brokers opinion shall be absolutely binding on all parties.

Any outside broker representing the tenant will receive a 2.5% commission for the option term, payable by Landlord.

If Lessee is in monetary default on the date of giving the option notice or at any time prior to the commencement of the renewal term, the option notice shall be totally ineffective and this Lease shall expire at the end of the initial term.

Notwithstanding the foregoing, the new Market Rent Value shall not be less than the rent payable for the month immediately preceding the rent adjustment.

Dated this 18 day of December, 2013.

LESSOR:		LESSEE:
HILLSIDE III LLC		AEROVIRONMENT, INC.
A California limited liability Company		A Delaware Corporation

By MID VALLEY PROPERTIES,
Managing Agent

BY:	/s/ Margaret M. Kestly	BY:	/s/ Cathleen S. Cline
	Margaret M. Kestly, Authorized Agent		CATHLEEN S. CLINE
VP, ADMIN